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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                SCHEDULE 13E-3/A
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                AMENDMENT NO. 2

                            ------------------------

                            AMWAY ASIA PACIFIC LTD.
                                (Name of Issuer)

                                NEW AAP LIMITED
                              APPLE HOLD CO., L.P.
                            AMWAY ASIA PACIFIC LTD.

                             RICHARD M. DEVOS, JR.


                              STEPHEN A. VAN ANDEL


                       (Name of Persons Filing Statement)


                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  G0352M 10 8
                     (CUSIP Number of Class of Securities)
                            ------------------------

                             CRAIG N. MEURLIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AMWAY CORPORATION
                            7575 FULTON STREET EAST
                              ADA, MICHIGAN 49355
                                 (616) 787-6000
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of Person(s) Filing Statement)
                            ------------------------

                                    COPY TO:
                            THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                            ------------------------

    This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) [sec. 240.13e-3(c)] under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [X] A tender offer.

d. [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]
                            ------------------------

                           CALCULATION OF FILING FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                TRANSACTION VALUATION                                  AMOUNT OF FILING FEE
------------------------------------------------------------------------------------------------------------
                   $152,971,740.00                                          $30,595.00

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[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $30,595.00     FILING PARTY: New AAP Limited
FORM OR REGISTRATION NO: SCHEDULE
  14D-1                                DATE FILED: November 18, 1999


                               Page 1 of 7 Pages

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     This Transaction Statement on Schedule 13E-3, filed on November 18, 1999 and amended on December 13, 1999 (the "Schedule 13E-3"), relating to the offer by New AAP Limited, a Bermuda corporation ("New AAP"), to purchase all outstanding shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Amway Asia Pacific Ltd., a Bermuda corporation (the "Company"), that are beneficially owned by the shareholders of the Company, is hereby amended and supplemented as set forth in this Amendment No. 2. Capitalized terms used but not defined herein have the meanings assigned to them in the Schedule 14D-1 of Purchaser filed with the Securities and Exchange Commission on November 18, 1999, as amended by Amendment No. 1 on December 13, 1999 and Amendment No. 2 on December 17, 1999 (the "Schedule 14D-1"). The information set forth in the
Schedule 14D-1 is hereby expressly incorporated herein by reference.



ITEM 2. IDENTITY AND BACKGROUND.



     The information set forth in Item 2 is hereby amended to add the following:



     This statement is filed by New AAP, Apple Hold Co. L.P., the Company, Stephen A. Van Andel and Richard M. DeVos, Jr. Messrs. Van Andel and DeVos are United States citizens. The business address for each of Messrs. Van Andel and DeVos is 7575 Fulton Street, East, Ada, Michigan 49355.



ITEM 8. FAIRNESS OF THE TRANSACTION.



     The information set forth in Item 8 is hereby amended as follows:



     (a)-(e) The information set forth in "Introduction," "Special
Factors -- Background of the Offer; Recommendation of the Special Committee and the Disinterested Directors; Reasons for the Recommendation; Opinion of the Financial Advisor to the Special Committee" in the Offer to Purchase is incorporated herein by reference.



     New AAP and Hold Co. believe that the consideration to be received by the Public Shareholders pursuant to the Offer is fair. New AAP and Hold Co. base this belief on the following facts: (i) the fact that the Special Committee concluded that the Offer is fair to, and in the best interests of, the Public Shareholders, (ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Special Committee and that New AAP and Hold Co. are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Goldman Sachs the date prior to the announcement of the Offer that the $18.00 per share in cash to be received by the holders of Shares pursuant to the Offer is fair to the Public Shareholders, (iii) the historical and projected financial performance of AAP,
(iv) New AAP's and Hold Co.'s assessment of future economic conditions in the Asia-Pacific region, (v) the consideration to be paid in the Offer represents a premium of 53.2% over the closing price for November 12, 1999, the last full trading day prior to the public announcement of the Offer, and (vi) the Offer will provide consideration to be paid to the holders of Shares entirely in cash. In addition, for the reasons set forth in the third full paragraph under "Special Factors -- Reasons for the Recommendation of the Special Committee and the Disinterested Directors," New AAP and Hold Co. believe that the Offer is procedurally fair. New AAP and Hold Co. did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching these conclusions as to fairness of the Offer. Messrs. Van Andel and DeVos believe the transaction is fair, including procedurally fair, for the reasons set forth above.



     (f) Not applicable.



ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.



     The information set forth in Item 9 is hereby amended by replacing the last sentence of the second paragraph under "Special Factors -- Opinion of Financial Advisor to the Special Committee -- Comparison of Selected Transactions" with the following:



     Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, neither the Special Committee nor Goldman Sachs assumes responsibility if future results are different from those forecast.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.





(a)   (1)    Form of Senior Bank Financing Commitment Letter, among New
             AAP, Hold Co., ALAP Hold Co., Ltd., N.A.J. Co., Ltd., Amway
             Corporation and Morgan Guaranty Trust Company of New York,
             Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of New
             AAP Limited and Apple Hold Co., L.P. filed with the
             Commission on November 18, 1999 and amended on December 13,
             1999 and December 17, 1999 (the "Schedule 14D-1")).*
      (2)    Form of Term Sheet Regarding the Credit Facility
             (incorporated herein by reference to Exhibit (b)(2) of the
             Schedule 14D-1).*
(b)   (1)    Form of Fairness Opinion of Goldman, Sachs & Co., dated
             November 15, 1999.*
      (2)    Presentation Materials of Goldman Sachs & Co., dated
             November 15, 1999.*
      (3)    Presentation Materials of Morgan Stanley & Co. Incorporated,
             dated September 21, 1999.*
(c)   (1)    Form of Tender Offer and Amalgamation Agreement, dated
             November 15, 1999 among the Company, New AAP and Hold Co.
             (incorporated herein by reference to Exhibit (c)(1) of the
             Schedule 14D-1).*
      (2)    Form of Shareholder and Voting Agreement, by and among New
             AAP, Hold Co. and Certain Shareholders of the Company, dated as of November 15, 1999 (incorporated herein by reference to
             Exhibit (c)(2) of the Schedule 14D-1).*
(d)   (1)    Form of Offer to Purchase, dated November 18, 1999
             (incorporated herein by reference to Exhibit (a)(1) of the
             Schedule 14D-1).*
      (2)    Form of Letter of Transmittal (incorporated herein by
             reference to Exhibit (a)(2) of the Schedule 14D-1).*
      (3)    Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Schedule 14D-1).*
      (4)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees (incorporated herein by
             reference to Exhibit (a)(4) of the Schedule 14D-1).*
      (5)    Form of Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees
             (incorporated herein by reference to Exhibit (a)(5) of the
             Schedule 14D-1).*
      (6)    Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(6) of the Schedule
             14D-1).*
      (7)    Form of Letter to the Company's Holders of Common Stock
             (incorporated herein by reference to Exhibit (a)(7) of the
             Schedule 14D-1).*
      (8)    Form of Press Release "Amway Asia Pacific's Principal
             Shareholders to Commence Tender Offer for Outstanding Public
             Shares" issued by the Company and the Principal Shareholders on November 15, 1999 (incorporated herein by reference to
             Exhibit (a)(8) of the Schedule 14D-1).*
      (9)    Form of Communications to Amway Distributors, dated November
             15, 1999 (incorporated herein by reference to Exhibit (a)(9)
             of the Schedule 14D-1).*
     (10)    Form of Tender Offer Announcement to Amway Management and
             Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).*
     (11)    Form of Press Release "Amway Asia Pacific's Principal
             Shareholders Commence Tender Offer For Outstanding Public
             Shares" issued by the Company and the Public Shareholders on
             November 18, 1999 (incorporated herein by reference to
             Exhibit (a)(11) of the Schedule 14D-1).*


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

     (12)    Form of Summary Advertisement published on November 18, 1999
             (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).*
     (13)    Form of Trustee Direction Form from the 401(k) Trustee
             (incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1).*
     (14)    Form of Letter to Participants of the 401(k) Plan
             (incorporated herein by reference to Exhibit (a)(14) of the Schedule 14D-1).*
(e)          Not applicable.
(f)          Not applicable.
(g) Consent of KPMG LLP (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).*
(h) Power of Attorney for New AAP (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).*

---------------


* Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by New AAP on November 18, 1999 and amended on December 13, 1999.

                                    SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 17, 1999  NEW AAP LIMITED


                                         By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                             Name:  Craig N. Meurlin
                                            Title:   Vice President, Assistant
                                                     Secretary

                                          APPLE HOLD CO., L.P.
                                          By: AP NEW CO., LLC, as general
                                          partner

                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                            Name:  Craig N. Meurlin
                                            Title:   Manager

                                          AMWAY ASIA PACIFIC LTD.

                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                            Name:  Craig N. Meurlin
                                            Title:   Vice President, General
                                                     Counsel
                                                 and Assistant Secretary


                                          By: /s/ RICHARD M. DEVOS, JR.

                                            ------------------------------------


                                          By: /s/ STEPHEN A. VAN ANDEL

                                            ------------------------------------

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)   (1)      Form of Senior Bank Financing Commitment Letter, among New
               AAP, Hold Co., ALAP Hold Co., Ltd., N.A.J. Co., Ltd., Amway
               Corporation and Morgan Guaranty Trust Company of New York,
               Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of New
               AAP Limited and Apple Hold Co., L.P. filed with the
               Commission on November 18, 1999 and amended on December 13,
               1999 and December 17, 1999 (the "Schedule 14D-1")).*
      (2)      Form of Term Sheet Regarding the Credit Facility
               (incorporated herein by reference to Exhibit (b)(2) of the
               Schedule 14D-1).*
(b)   (1)      Form of Fairness Opinion of Goldman, Sachs & Co., dated
               November 15, 1999.*
      (2)      Presentation Materials of Goldman Sachs & Co., dated
               November 15, 1999.*
      (3)      Presentation Materials of Morgan Stanley & Co. Incorporated,
               dated September 21, 1999.*
(c)    (1)     Form of Tender Offer and Amalgamation Agreement, dated
               November 15, 1999 among the Company, New AAP and Hold Co.
               (incorporated herein by reference to Exhibit (c)(1) of the
               Schedule 14D-1).*
      (2)      Form of Shareholder and Voting Agreement, by and among New
               AAP, Hold Co. and Certain Shareholders of the Company, dated as of November 15, 1999 (incorporated herein by reference to
               Exhibit (c)(2) of the Schedule 14D-1).*
(d)   (1)      Form of Offer to Purchase, dated November 18, 1999
               (incorporated herein by reference to Exhibit (a)(1) of the
               Schedule 14D-1).*
      (2)      Form of Letter of Transmittal (incorporated herein by
               reference to Exhibit (a)(2) of the Schedule 14D-1).*
      (3)      Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Schedule 14D-1).*
      (4)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees (incorporated herein by
               reference to Exhibit (a)(4) of the Schedule 14D-1).*
      (5)      Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees
               (incorporated herein by reference to Exhibit (a)(5) of the
               Schedule 14D-1).*
      (6)      Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(6) of the Schedule
               14D-1).*
      (7)      Form of Letter to the Company's Holders of Common Stock
               (incorporated herein by reference to Exhibit (a)(7) of the
               Schedule 14D-1).*
      (8)      Form of Press Release "Amway Asia Pacific's Principal
               Shareholders to Commence Tender Offer for Outstanding Public
               Shares" issued by the Company and the Principal Shareholders on November 15, 1999 (incorporated herein by reference to
               Exhibit (a)(8) of the Schedule 14D-1).*
      (9)      Form of Communications to Amway Distributors, dated November
               15, 1999 (incorporated herein by reference to Exhibit (a)(9)
               of the Schedule 14D-1).*
     (10)      Form of Tender Offer Announcement to Amway Management and
               Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).*

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     (11)      Form of Press Release "Amway Asia Pacific's Principal
               Shareholders Commence Tender Offer For Outstanding Public
               Shares" issued by the Company and the Public Shareholders on
               November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(11) of the Schedule 14D-1).*
     (12)      Form of Summary Advertisement published on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(12) of the
               Schedule 14D-1).*
     (13)      Form of Trustee Direction Form from the 401(k) Trustee
               (incorporated herein by reference to Exhibit (a)(13) of the
               Schedule 14D-1).*
     (14)      Form of Letter to Participants of the 401(k) Plan
               (incorporated herein by reference to Exhibit (a)(14) of the
               Schedule 14D-1).*
(e)            Not applicable.
(f)            Not applicable.
(g)            Consent of KPMG LLP (incorporated herein by reference to
               Exhibit (g) of the Schedule 14D-1).*
(h)            Power of Attorney for New AAP (incorporated herein by
               reference to Exhibit (h) of the Schedule 14D-1).*

---------------


* Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by New AAP on November 18, 1999 and amended on December 13, 1999.